Exhibit 8.1

List of Subsidiaries

1.    A. Telecom S.A. (formerly Assist Telefónica) (wholly-owned subsidiary)

2.    Companhia AIX de Participações (50% share ownership)

3.    Companhia ACT de Participações (50% share ownership)

4.    Aliança Atlântica Holding B.V. (50% share ownership)

5.    Telefónica Data S.A. (wholly-owned subsidiary)

6.    Navytree Participações S.A. (wholly-owned subsidiary)